Rule 424 (b) (3)
Registration No. 333-84192
CUSIP #: 63743HDV1

PRICING SUPPLEMENT NO. 3256 DATED July 17, 2003
TO PROSPECTUS SUPPLEMENTAL DATED March 25, 2002
AND BASE PROSPECTUS DATED March 22, 2002

Issuer:	National Rural Utilities CFC
Principal Amount:	$50,000,000.00
Issue Price:	100.00% of Principal Amount
Original Issue Date:	07/22/2003
Maturity Date:	07/23/2007
Interest Rate:	3.240% per annum
Record Dates:	Each January 1 and July 1
Interest Payment Dates:	Each January 15 and July 15
Redeemable Date:	None
Day Count Basis:	30/360
Agent's Commission:	0.325%
Agents:	J.P. Morgan Securities Inc.
Capacity:	Agent
Form of Note:
(Book-Entry or Certificated)	Book-Entry
Other Terms:	None

Medium-Term Notes, Series C may be issued by CFC in an aggregate principal amount of up to $20,435,508,000 and, to date, including this offering, an aggregate of $17,348,792,000 Series C have been issued.